EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 19, 2021, is entered into by and between Spectrum Semiconductor Materials, Inc., a California corporation (“Seller”), and AmpliTech Group, Inc., a Nevada corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller is engaged in the business of distributing specialty semiconductor material (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all accounts receivable held by Seller (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”);

(c) all Contracts (the “Assigned Contracts”) set forth on Section 1.01(c) of the disclosure schedules attached hereto (the “Disclosure Schedules”). The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(d) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property (the “Tangible Personal Property”);

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(e) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);

(f) all of Sellers’ rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(g) all insurance benefits (other than the benefits set forth on Section 1.02 of the Disclosure Schedules), including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities;

(h) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, software, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and

(i) all goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date; and

(ii) those Liabilities of Seller set forth on Section 1.03(a)(ii) of the Disclosure Schedules.

For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

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(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $10,250,000, subject to adjustment in accordance with Section 1.08 below (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall consist of the following:

(a) $8,000,000, payable by Buyer on the Closing Date by wire transfer of immediately available funds (the “Closing Cash Proceeds”). Buyer shall wire $405,000.00 of the Closing Cash Proceeds to Seller’s Broker (M&A Business Advisors of Silicon Valley, “M&A-BA”) and the balance of $7,595,000 to Seller in accordance with their wire transfer instructions set forth on Section 1.04 of the Disclosure Schedules.

(b) $750,000 unregistered shares of Buyer’s common stock (the “Common Stock”), issued by Buyer in compliance with applicable Federal and state securities laws in the name of Seller, which Buyer and Seller agree is 188,442 shares (the “Stock Proceeds”). The Common Stock shall be issued to the Seller without any restrictions on Seller as to its future sale, subject only to any restrictions imposed by law, including regulations promulgated by the Securities and Exchange Commission (the “SEC”).

(c) $750,000 in cash (the “Purchase Price Adjustment Escrow Fund”), payable by Buyer on the Closing Date to the Escrow Agent by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Seller in Section 1.08(a) and Section 1.08(b). If no Purchase Price adjustments are due from Seller to Buyer by March 31, 2023, all remaining funds in the Purchase Price Adjustment Escrow Fund shall be distributed to Seller.

(d) $750,000 in cash (the “Indemnification Escrow Fund”), payable by Buyer on the Closing Date to the Escrow Agent by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in ARTICLE VI and the obligations of Seller in Section 1.08(a) and Section 1.08(b). Except for claims which remain unresolved by March 31, 2023, all remaining funds in the Indemnification Escrow Fund shall be distributed to Seller.

(e) As used in this Agreement, “Escrow” or “Escrow Agent” shall mean Business & Escrow Service Center in San Jose, c/o Pam Dillon as the escrow officer. Any funds required to be held by a neutral third party in this Agreement, specifically including but not limited to the Purchase Price Adjustment Escrow Fund and the Indemnification Escrow Fund shall be deposited to the Escrow Agent.

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Section 1.05 Allocation of Purchase Price. Buyer and Seller shall use commercially reasonable efforts to allocate the Purchase Price and the Assumed Liabilities among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.05 of the Disclosure Schedules (the “Allocation Schedule”); provided however, that Buyer and Seller agree such allocations may be changed to be consistent with the audited Financial Statements. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule, as may be adjusted as described in the prior sentence.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be noticed to the Seller in detail, and be treated as delivered to Sellers hereunder.

Section 1.07 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 1.08 Purchase Price Adjustments.

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital of the Business, which statement shall be substantially in the form of Section 1.08(a) of the Disclosure Schedules (the “Closing Working Capital Statement”). The “Working Capital Adjustment” shall be an amount equal to the Closing Working Capital minus $3,296,427. If the Working Capital Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Working Capital Adjustment. If the Working Capital Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Working Capital Adjustment. The following definitions shall be used to calculate the Closing Working Capital Statement:

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“Closing Working Capital” means: (a) Accounts Receivable (b) plus Inventory, less (c) Accounts Payable and less (d) Sales Commissions, determined as of the open of business on the Closing Date.

“Accounts Receivables” means all accounts receivables held by Seller less accounts receivable older than ninety (90) days from billing.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories that consist of a quality and quantity usable and salable in the ordinary course of business consistent with past practice.

“Accounts Payable” means all trade accounts owed by Seller.

“Sales Commissions” means all compensation owed to all salespeople other than their base wages or salary, and excluding vacation or paid-time-off accruals.

(b) Within forty (40) days after December 31, 2022, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Two Year Net Revenues of the Business, which statement shall be substantially in the form of Section 1.08(b) of the Disclosure Schedules (the “Revenues Statement”). The “Revenues Adjustment” shall be an amount equal to (i) 25% of (ii) Two Year Net Revenues minus $20,000,000. If the Revenues Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Revenues Adjustment. If the Revenues Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Revenues Adjustment. The following definitions shall be used to calculate the Revenues Statement:

“Two Year Net Revenues” means the combined Net Revenues for the years ended December 31, 2021 and December 31, 2022.

“Net Revenues” means Gross Sales less Returns and Allowances.

“Gross Sales” means the grand total of all sale transactions reported in a period, without any deductions, and excluding any tax credits.

“Returns and Allowances” means the Sale Price of goods returned by customers (with “Sale Price” referring to the purchase price paid by such customers), as well as discounts provided to customers to retain defective goods.

If Buyer or any of its divisions, subsidiaries, and affiliates (collectively, “Buyer’s Entities”) shall sell Integrated Circuit Packages through December 31, 2022, there shall be a rebuttable presumption that such sales have reduced the Revenues Adjustment and all such sales shall be added back to the Two Year Net Revenues for the purpose of calculating the Revenues Adjustment. “Integrated Circuit Packages” means circuit packages (i) used in the final stage of semiconductor device fabrication, in which the die of semiconductor material is encapsulated in a supporting case or package that prevents physical damage and corrosion and/or (ii) that includes lids which may complete the encapsulation process.

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(c) Unless Seller notifies Buyer in writing (the “Dispute Notice”) within twenty (20) business days after receipt of the Closing Working Capital Statement or Revenues Statement, as the case may be, that Seller disagrees with the information set forth therein, such information shall be conclusive and binding on Buyer and Seller. The Dispute Notice shall include reasonable details of the disagreement and the reasons therefor. In the event Seller provides Buyer with a Dispute Notice, neither Buyer nor Seller shall be required to pay the other party any sums with respect to the adjustments pending resolution of such dispute. Buyer and Seller shall attempt to resolve their differences within twenty (20) business days after Buyer’s receipt of the Dispute Notice. Any disputes not resolved by Buyer and Seller within such 20-day period will be resolved by an accounting firm with a staff consisting of five (5) individuals mutually agreed upon by Buyer and Seller (the “Arbitrator Accounting Firm”). The Arbitrator Accounting Firm is not limited to the data presented by the parties, but may seek additional data to help formulate its decisions. The Arbitrator Accounting Firm’s determination of the Closing Working Capital or Two Year Net Revenues, as the case may be, shall be conclusive and binding upon the parties. The fees and expenses of the Arbitrator Accounting Firm in acting under this Section 1.08(c) shall be borne by the party that the Arbitrator Accounting Firm determines to be least correct (in net dollar terms) in its determination of the Closing Working Capital or Two Year Net Revenues, as the case may be.

(d) Except as otherwise provided herein, any payment of the Working Capital Adjustment or Revenues Adjustment shall (A) be due (i) within five (5) business days of acceptance of the applicable Closing Working Capital Statement or Revenues Statement or (ii) if there are Disputed Amounts, then within five (5) business days of the resolution described in Section 1.08(c) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. Any payment of the Working Capital Adjustment or Revenues Adjustment owed by Seller to Buyer shall be paid by the Escrow Agent pursuant to the terms of this Agreement: (iii) from the Purchase Price Adjustment Escrow Fund, and (iv) to the extent the amount of the Working Capital Adjustment exceeds the amount available in the Purchase Price Adjustment Escrow Fund, from the Indemnification Escrow Fund.

(e) Notwithstanding anything herein to the contrary, Seller shall have the right to audit monthly sales reports of Buyer (or Buyer’s affiliates) through December 31, 2022. Seller shall pay all auditing costs if the previous month’s audit confirms Gross Sales are within one percent (1%) of Gross Sales presented. If Gross Sales are found by the Seller’s audit, as approved by the Arbitrator Accounting Firm, to be off by more than 1%, Buyer shall pay for the next month’s audit, as applicable.

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Section 1.09 Registration Statement.

(a) Within fifteen (15) days from the Closing Date, the Buyer shall file a registration statement on Form S-3 (the “Registration Statement”) with the SEC registering the Stock Proceeds for resale by the Seller.

(b) The Buyer shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable (the “Registration Statement Effective Date”) and to remain effective until the earlier to occur of (i) such time as all of the Stock Proceeds have been sold and (ii) such time as all of the Stock Proceeds could be sold under Rule 144 of the Securities Act of 1933 (the “Securities Act”). Buyer shall ensure the availability of a prospectus meeting the requirements of the Securities Act and shall take any and all other actions reasonably necessary in order to ensure the ability of the holders of the Stock Proceeds to effect a resale of the Stock Proceeds. To the extent permitted by law, Seller declares that it is an accredited investor and hereby waives the requirement of Buyer to provide such a prospectus.

ARTICLE II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m. Eastern time, on the first business day after: i) all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), and ii) November 23, 2021, or iii) at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” If Closing has not occurred by December 31, 2021, and if the Closing was not materially delayed due to the actions or inactions of Seller, then Seller may elect to terminate this Agreement and be relieved of all obligations thereon (except for provisions related to confidentiality).

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit B attached hereto (the “Bill of Sale”) and duly executed by Sellers, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) the Escrow Agreement in the form of Exhibit D attached hereto(the “Escrow Agreement”) and duly executed by Sellers;

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(iv) to the extent they have already been obtained by the Escrow Agent, any tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by Seller in those jurisdictions;

(v) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(vi) employment agreements with each of the persons set forth on Section 2.02(a)(vi) of the Disclosure Schedules, in form and substance satisfactory to Buyer (collectively, the “Employment Agreements”), with such Employment Agreements providing for the total compensation as set forth in Section 2.02(a)(vi) of the Disclosure Schedules, which is the same as such employees’ current compensation, duly executed by each of these persons;

(vii) non-competition agreements with each of the persons set forth on Schedule 2.02(a)(vii) to the Disclosure Schedules, in form and substance satisfactory to Buyer, duly executed by each of these persons;

(viii) audited financial statements for the fiscal years December 31, 2019 and 2020 and unaudited financial statements for the six months ended June 30, 2021 (collectively, the “Financial Statements”);

(ix) confirmation in form and substance satisfactory to Buyer that all liens on Spectrum’s assets have been terminated;

(x) a transition services agreement with Robert Larson, in form and substance satisfactory to Buyer, providing for eight hours of services per week for a period of eight weeks following the Closing Date;

(xi) with respect to each real estate lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(xii) confirmation from Seller’s secured lender in form and substance satisfactory to Buyer confirming all amounts have been paid in full and that such lender has released all liens and UCC termination statements indicating the same; and

(xiii) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement. If Buyer believes any such other customary instruments are required, the form of each shall be provided by Buyer to Seller at least 5 days before Closing.

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(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Cash Proceeds;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Escrow Agreement duly executed by Buyer;

(iv) the Employment Agreements duly executed by Buyer;

(v) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents; and

(vi) the Stock Proceeds.

(c) At the Closing, Buyer shall deliver to the Escrow Agent:

(i) the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to accounts designated by the Escrow Agent; and

(ii) the Indemnification Escrow Fund by wire transfer of immediately available funds to accounts designated by the Escrow Agent.

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ARTICLE III
Representations and warranties of seller

Sellers represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Financial Statements. The Financial Statements to be delivered on or prior to the Closing shall have been prepared in accordance with Seller’s customary accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 30, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

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Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances except as set forth on Section to the Disclosure Schedules.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property needs maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Nothing herein shall be construed as a warranty of future operation of any Tangible Personal Property. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice and in accordance with Seller’s Inventory Reserve Policy, set forth in Section 3.09 to the Disclosure Schedules.

Section 3.10 Accounts Receivable. The Accounts Receivable: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within ninety (90) days after billing.

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Section 3.11 Material Customers and Suppliers.

(a) Section 3.11(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $150,000 and/or 10% for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 3.11(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $100,000 and/or 10% for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.12 Legal Proceedings; Governmental Orders.

(a) To Seller’s knowledge there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, , threatened against or by Seller: (a) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.13 Compliance with Laws. Seller is in material compliance with all California Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. To Seller’s knowledge, Seller is in material compliance with all other Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.14 Taxes. Except as disclosed in Schedule 3.14, all Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto. For the avoidance of doubt, this language above applies to Spectrum’s operations that are unrelated to this sale of Purchased Assets. As to the Purchased Assets, Buyer shall pay any sales and use taxes on all taxable assets such as furniture, fixtures, and equipment.

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Section 3.15 Brokers. Except for M&A-BA, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller. To the extent Seller is entitled to any Revenues Adjustment, two percent (2.0%) of such Revenues Adjustment shall be wired directly to M&A-BA (as a deduction from what Buyer owes Seller for the same) by the Buyer along with copies of the relevant sales reports as set forth in the Escrow Agreement.

Section 3.16 Full Disclosure. To the Seller’s knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.17 Investment Representations. Seller is acquiring the Stock Proceeds for its own account and not with a view to the distribution thereof in contravention of the Securities Act. In proceeding with the transactions contemplated hereby, Seller is not relying upon any representation or warranty of Buyer, or any of their officers, directors, employees, agents or representatives thereof, except the representations and warranties set forth herein and the statements contained in Buyer’s filings with the SEC. Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Stock Proceeds and understands the risks of, and other considerations relating to, its acquisition of the shares of Common Stock.

Section 3.18 Intellectual Property. The Seller has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with the Business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Seller has not received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. The Seller has not received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any person or entity, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Seller, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person or entity of any of the Intellectual Property Rights. The Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has no knowledge of any facts that would preclude it from having valid license rights or clear title to the Intellectual Property Rights. The Seller has no knowledge that it lacks or will be unable to obtain any rights or licenses to use all Intellectual Property Rights that are necessary to conduct its business. Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis)

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Section 3.19 Shareholders. Seller’s only shareholders are Larson 1992 Family Trust, Garfield Living Trust dated May 7, 1985, Steven Ochoa and Anne Griffin.

Section 3.20 No Other Warranties or Representations. Other than the express representations and warranties above, and subject to the Purchase Price Adjustment for Net Working Capital and for Two Year Net Revenues, all of the Purchased Assets are sold “AS IS, WHERE IS” without any additional warranties, expressed or implied. Seller expressly disclaims any guarantee of success or profitability with regard to Buyer’s ownership of the Purchased Assets and the business activities therein. Buyer understands that the purchase and operation of any business involves risk, including but not limited to the potential effects of COVID-19 and related governmental actions, and general market conditions that are outside of the control of Buyer or Seller.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

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Section 4.03 Brokers. Except as set forth on Section 4.03 of the Disclosure Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05 Skills and Ability. Buyer has the skills and ability to operate the Business and the Purchased Assets without any transitional assistance from Seller.

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed. Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Nothing herein shall prohibit M&A-BA from promoting its representation of Seller in a successful sale after Closing, so long as the terms of the Agreement are not disclosed.

Section 5.02 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (i) conduct the Business in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

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(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.05 to occur.

Section 5.03 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement

Section 5.04 No Solicitation of other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

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(b) In addition to the other obligations under this Section 5.04(b), Seller shall promptly (and in any event within three business days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry. The notification to the Buyer shall not contain, the identity of the Person or entity making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.04(c) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.05 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 3.12 to be satisfied (“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis);

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or , to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.06 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller may terminate all employees not listed in Section 2.02(a)(vi) of the Disclosure Schedules, and, Buyer shall offer employment, on an “at will” basis, to the employees named in Section 2.02(a)(vi) of the Disclosure Schedules.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commissions, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date other than the sales commissions set forth on Section 1.03(a)(ii) of the Disclosure Schedules. Buyer and Seller agree that this Section 5.06(b) shall not affect Buyer’s obligations to assume the sales commissions set forth on Section 1.03(a)(ii) of the Disclosure Schedules.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

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Section 5.07 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

Section 5.08 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.09 Non-Competition; Non-Solicitation.

(a) Seller acknowledges the highly competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, for a period of three (3) years commencing on the Closing Date (the “Restricted Period”), not to, directly or indirectly, (i) engage in or assist others in engaging in designing, assembling, or distributing specialty semiconductor material, (ii) designing, engineering, assembling or manufacturing microwave component based low noise amplifiers, passive microwave components and related subsystems (the “Restricted Business”) anywhere in the world (the “Territory”); or (iii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person. This Section 5.09 does not, in any way, restrict or impede Seller from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the Law, regulation or order. Seller shall promptly provide written notice of any such order in accordance with Section 8.02 hereof.

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(b) During the Restricted Period, Seller shall not, directly or indirectly, hire or solicit any person who is or was employed in the Business on the Closing Date except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.09(b) shall prevent Seller from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that the restrictions contained in this Section 5.09 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.09 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.09 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.10 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11 Bulk Sales Laws. The parties hereby waive compliance with the provisions of Division 6 of the California Uniform Commercial Code relating to bulk sales and the provisions of any other bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.12 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) business days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) business days after its receipt thereof.

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Section 5.13 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.14 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 5.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Seller shall deliver the information set forth in Section 5.15 of the Disclosure Schedules within 30 days of the Closing Date.

ARTICLE VI
Indemnification

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until March 31, 2023; provided, however, that the representations and warranties in Sections 3.13 Compliance with Laws and 3.14 Taxes shall survive to but not beyond the statute of limitations of the underlying laws that were to be complied with or the taxes that were to be paid. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any schedule, certificate, or exhibit related thereto as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any schedule, certificate, or exhibit related thereto.

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Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within five (5) business days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this Article VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Seller.

Section 6.06 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 6.07 General Provisions. Neither Buyer nor Seller shall seek any indemnification against the other unless the net claim (net of the other party’s claims) is at least Fifty Thousand Dollars ($50,000.00, the “Basket), and if so, only for the amount that exceeds the Basket. Except in the cases of fraud or intentional misrepresentation, the maximum amount that Seller (and their related parties) or Buyer (and their related parties) may be subject to for any form of indemnification under this Agreement is Five Million Dollars ($5,000,000.00, the “Cap”).

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ARTICLE VII CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions: no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Seller shall have delivered to Buyer such other documents and deliveries set forth in Section 2.02(a).

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(f) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(g) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(h) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(j) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects]

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(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller such documents and deliveries set forth in Section 2.02(b)

(e) Buyer shall have delivered the Purchase Price Adjustment Escrow Amount and the Indemnification Escrow Amount to the Escrow Agent pursuant to Section 2.02(c).

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. Except for the expenses of the Escrow Agent (which shall be shared equally by the Buyer and Seller), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	P.O. Box 130 LaHonda, CA 94020 Email: deerfield864@gmail.com Attention: Robert P. Larson
with a copy to:	The Small Business Law Firm, P.C. 299 W. Hillcrest Drive #214 Thousand Oak, CA 91360 Email: SWilliams@SmallBusinessLaw.Org Attention: Scott W. Williams, Esq.
If to Buyer:	AmpliTech Group, Inc. 620 Johnson Avenue Bohemia NY 11716 Email: fmaqbool@amplitechinc.com Attention: Chief Executive Officer
with a copy to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Email: gsichenzia@srf.law Attention: Gregory Sichenzia

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Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder, including by merger or operation of law, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section 8.06 shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08 Governing Law; Submission to Jurisdiction. Any and all disputes, relating to this Agreement, termination, enforcement, interpretation or validity, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Santa Clara County, California before one (1) arbitrator. At the request of any party, the arbitration may be held via videoconference without any physical appearance required. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on a JAMS award may be entered in any court having jurisdiction over the Parties.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: SPECTRUM SEMICONDUCTOR MATERIALS, INC.

By	/s/ Robert Larson
Robert Larson Chairman and Chief Executive Officer

BUYER: AMPLITECH GROUP, INC.

By	/s/ FAWAD MAQBOOL
FAWAD MAQBOOL Chief Executive Officer

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